Exhibit 5.1

Akerman LLP 401 E. Jackson Street Suite 1700 Tampa, FL 33602-5250

June 10, 2022

Odyssey Marine Exploration, Inc.

205 S. Hoover Boulevard

Suite 210

Tampa, FL 33609

Ladies and Gentlemen:

Reference is made to our opinion letter dated December 10, 2021, and included in the Registration Statement on Form S-3 (Registration No. 333-261592) filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2021 (the “Registration Statement”), by Odyssey Marine Exploration, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”).

We are rendering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated June 7, 2022. The Prospectus Supplement relates to the offering by the Company of (a) 4,939,515 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (b) 4,939,515 warrants (the “Warrants”) to purchase up to an aggregate of 4,939,515 additional shares of Common Stock, and (c) the 4,939,515 additional shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the Warrants. As used in this letter, the “Securities” means the Offered Shares, the Warrants, and the Warrant Shares. We understand that (x) the Offered Shares and the Warrants will be sold in units, each comprised of one Offered Share and one Warrant, and (y) the Securities are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is being furnished in accordance with the requirements of Item 601(e)(i) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or implied beyond the opinions expressly so stated.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. In connection with this opinion letter, we have examined the Registration Statement, including the Prospectus contained therein (the “Prospectus”), the Prospectus Supplement, the form of Subscription Agreement (each, a “Subscription Agreement”) between the Company and each investor, and the form of Warrant Agreement (each, a “Warrant Agreement”) (the Subscription Agreements and the Warrant Agreements, collectively, the “Agreements”) to be issued to each investor at the closing of the offering that are exhibits to the Company’s Current Report on Form 8-K dated June 10, 2022, and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

akerman.com

Odyssey Marine Exploration, Inc.

June 10, 2022

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Prospectus Supplement, the Warrant Agreement, and the Subscription Agreement filed by the Company with the Commission are identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) and the Prospectus Supplement are accurate and complete; (iv) the Company will sell and issue the Securities in accordance with the manner described in the Prospectus Supplement and the Purchase Agreement; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) each of the Agreements have been executed and delivered by the Company, and (ii) the Offered Shares and the Warrants have been offered and sold in accordance with the terms of the Prospectus Supplement and the Subscription Agreements, each Warrant Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Notwithstanding the foregoing, our opinion that each Warrant Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms is subject to the following assumptions: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally; (ii) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and (iii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered a proceeding in equity or law.

We express no opinion as to matters governed by laws of any jurisdiction other than the State of New York. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Securities will be issued in compliance with all applicable state securities or blue sky laws.

With respect to our opinion, we have, without any investigation on our part, assumed the accuracy of, and to the extent necessary in connection with the opinion contained herein, relied upon the opinion dated as of the date hereof furnished to you by Snell & Wilmer, as to Nevada law, and our opinion regarding the Company is subject to the same qualifications and limitations with respect to matters of Nevada law as are expressed in such opinion letter.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the Agreements.

Odyssey Marine Exploration, Inc.

June 10, 2022

This opinion letter is furnished in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement filed by the Company with the Commission. We further consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP